Exhibit 99.1

Contact:	Richard S. Lindahl
	Chief Financial Officer	1919 North Lynn Street
	(571) 303-6956	Arlington, Virginia 22209
	c/o June Connor	www.cebglobal.com

CEB REPORTS THIRD QUARTER RESULTS AND UPDATES 2015 GUIDANCE

ARLINGTON, Va. – October 27, 2015 – CEB Inc. (“CEB” or the “Company”) (NYSE: CEB) today announced financial results for the third quarter ended September 30, 2015. Revenue increased 1.3% to $231.9 million in the third quarter of 2015 from $229.0 million in the third quarter of 2014. Net income in the third quarter of 2015 was $32.0 million, or $0.95 per diluted share, compared to net income of $21.4 million, or $0.63 per diluted share, in the same period of 2014. Included in net income for the third quarter of 2015 was a $5.1 million pre-tax net non-operating foreign currency gain. Included in net income for the third quarter of 2014 was a $6.0 million pre-tax net non-operating foreign currency gain. Adjusted net income was $33.5 million and Non-GAAP diluted earnings per share were $1.00 in the third quarter of 2015 compared to $28.6 million and $0.84 in the same period of 2014, respectively.

In the nine months ended September 30, 2015, revenue increased 2.5% to $685.5 million from $668.9 million in the same period ended September 30, 2014. Net income for the nine months ended September 30, 2015, was $74.3 million, or $2.20 per diluted share, compared to $22.6 million, or $0.66 per diluted share, in the same period of 2014. Included in net income for the nine months ended September 30, 2015 was $4.8 million of pre-tax debt extinguishment costs associated with the June 2015 refinancing of the Company’s senior secured credit facility and issuance of senior notes and a $6.6 million pre-tax net non-operating foreign currency gain. Included in net income in the nine months ended September 30, 2014 was a $39.7 million pre-tax impairment loss associated with PDRI, a $6.6 million pre-tax gain related to a cost method investment, and a $2.8 million pre-tax net non-operating foreign currency gain. Adjusted net income was $90.4 million and Non-GAAP diluted earnings per share were $2.68 in the nine months of 2015 compared to $75.3 million and $2.22 in the same period of 2014, respectively.

“Against the backdrop of a volatile global economy, we made solid progress on near- and long-term priorities,” said Tom Monahan, CEB Chairman and CEO. “We welcomed a strong crop of new CEB talent, saw a modest acceleration of bookings growth, delivered strong margin performance, and continued to take steps to permanently reduce our tax rate. We also took advantage of the volatility to execute on our plan of returning capital to shareholders.

“Looking ahead, we are laser-focused on helping clients navigate a complex planning environment and getting the right talent in place to thrive in 2016 and beyond. By maintaining this focus, along with our commitment to sharp execution, we aim to fully restore bookings momentum and continue our track record of profitability and capital return.”

OUTLOOK FOR 2015

The Company updates its 2015 annual guidance to reflect the timing of bookings, scale benefits, improved annual effective tax rate, and currency movements as follows: Adjusted revenue of $930 to $940 million, revenue of $928 to $938 million, capital expenditures of $25 to $28 million, Non-GAAP diluted earnings per share of $3.65 to $3.90, an Adjusted EBITDA margin between 25.5% and 26.0%, and depreciation and amortization expense of $66 to $68 million. Adjusted revenue refers to revenue before the impact of the reduction of acquisition-related deferred revenue to fair value recognized in the post-acquisition period (“deferred revenue fair value adjustment”). The estimated reduction in 2015 revenue to reflect the impact of the deferred revenue fair value adjustment is approximately $2 million. This guidance is based on the following foreign currency exchange rates: 1.51 USD to the British Pound, 1.11 USD to the Euro, and 0.71 USD to the Australian Dollar.

In the third quarter of 2015, the Company revised its non-GAAP financial measures to exclude the impact of certain discrete items included in the effective tax rate, such as the impact of government provided tax incentives and the change in the Company’s election to claim foreign tax credits that were previously taken as deductions. This change reduced Non-GAAP diluted earnings per share by $0.11 and $0.06 in the third quarter of 2015 and 2014 and by $0.34 and $0.05 in the nine months ended September 30, 2015 and 2014, respectively. Accordingly, the 2015 Non-GAAP diluted earnings per share guidance was adjusted to account for this change in presentation.

SEGMENT HIGHLIGHTS

The CEB segment includes the historical CEB products and services provided to senior executives and their teams to drive corporate performance. In addition, the CEB segment includes the previously disclosed acquisitions of CEO Forum Group (July 2015), a membership–based peer group briefing service serving senior executives of foreign-owned multinational organizations doing business in Australia; Talent Neuron™ (January 2014), a provider of market intelligence technology tools based on large-scale data analytics; and KnowledgeAdvisors™ (February 2014), referred to as “Metrics That Matter™, a provider of analytics solutions for talent development professionals. The financial results only include the results of operations from their respective dates of acquisition.

The SHL Talent Measurement segment includes the SHL products and services of cloud-based solutions for talent assessment and talent mobility, as well as professional services that support those solutions. PDRI, a subsidiary acquired as part of the SHL acquisition, is included in the CEB segment. PDRI provides customized personnel assessment and performance management tools and services primarily to various agencies of the US government and also to commercial enterprises.

CEB Segment

Revenue increased in the third quarter of 2015 to $184.4 million from $179.1 million in the same period of 2014, an increase of 3.0%. Adjusted revenue increased 2.5% (4.7% increase on a constant currency basis) in the third quarter of 2015 to $184.7 million from $180.1 million in the same period of 2014. Adjusted EBITDA in the third quarter of 2015 was $53.5 million compared to $52.5 million in the same period of 2014, an increase of 1.8% (3.3% increase on a constant currency basis). Adjusted EBITDA margin in the third quarter of 2015 was 28.9% of segment Adjusted revenue compared to 29.2% in the third quarter of 2014.

Revenue increased in the nine months ended September 30, 2015 to $539.1 million from $515.2 million in the same period of 2014, an increase of 4.6%. Adjusted revenue increased 4.1% (6.0% increase on a constant currency basis) in the nine months ended September 30, 2015 to $539.4 million from $518.1 million in the same period of 2014. Adjusted EBITDA in the nine months ended September 30, 2015 was $147.6 million compared to $134.6 million in the same period of 2014, an increase of 9.7% (10.6% increase on a constant currency basis). Adjusted EBITDA margin in the nine months ended September 30, 2015 was 27.4% of segment Adjusted revenue compared to 26.0% in the nine months ended September 30, 2014.

Contract Value at September 30, 2015 increased 3.3% (5.2% increase on a constant currency basis) to $668.1 million compared to $646.7 million at September 30, 2014. Wallet retention rate at September 30, 2015 was 93% (94% on a constant currency basis) compared to 99% at September 30, 2014. Contract Value per member institution was $93 thousand ($95 thousand on a constant currency basis) at September 30, 2015 compared to $94 thousand at September 30, 2014.

SHL Talent Measurement Segment

Revenue decreased in the third quarter of 2015 to $47.5 million from $49.9 million in the same period of 2014, a decrease of 4.8%. Adjusted revenue decreased 5.6% (4.4% increase on a constant currency basis) in the third quarter of 2015 to $47.8 million from $50.6 million in the same period of 2014. Adjusted EBITDA in the third quarter of 2015 was $8.9 million compared to $8.0 million in the same period of 2014, an increase of 11.6% (30.9% increase on a constant currency basis). Adjusted EBITDA margin in the third quarter of 2015 was 18.6% of segment Adjusted revenue compared to 15.8% in the third quarter of 2014.

Revenue decreased in the nine months ended September 30, 2015 to $146.4 million from $153.7 million in the same period of 2014, a decrease of 4.7%. Adjusted revenue decreased 5.2% (4.5% increase on a constant currency basis) in the nine months ended September 30, 2015 to $147.7 million from $155.7 million in the same period of 2014. Adjusted EBITDA in the nine months ended September 30, 2015 was $28.3 million compared to $23.9 million in the same period of 2014, an increase of 18.3% (37.9% increase on a constant currency basis). Adjusted EBITDA margin in the nine months ended September 30, 2015 was 19.1% of segment Adjusted revenue compared to 15.3% in the nine months ended September 30, 2014.

Wallet retention rate at September 30, 2015 was 100% compared to 106% at September 30, 2014. Unlike CEB members, a majority of SHL Talent Measurement customers do not typically enter into contracts for fixed periods, so Contract Value is not a relevant operating statistic for the segment.

QUARTERLY DIVIDEND

The Company announces that its Board of Directors has approved a cash dividend on its common stock for the fourth quarter of 2015 of $0.375 per share. The dividend is payable on December 31, 2015 to stockholders of record on December 15, 2015. The Company will fund its dividend payments with cash on hand and cash generated from operations.

SHARE REPURCHASE

In the third quarter of 2015, the Company repurchased approximately 433,000 shares of its common stock at a total cost of $31.8 million. These purchases were made pursuant to the Company’s $100 million stock repurchase program approved by the Company’s Board of Directors on February 2, 2015, which is authorized through December 31, 2016.

NON-GAAP FINANCIAL MEASURES

This press release and the accompanying tables, as well as earnings discussions, include a discussion of Adjusted revenue, Adjusted effective tax rate, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, Non-GAAP diluted earnings per share, and constant currency financial information, all of which are non-GAAP financial measures provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure for the three and nine months ended September 30, 2015 and 2014 is included in the accompanying tables.

We believe that these non-GAAP financial measures are relevant and useful supplemental information for evaluating our results of operations as compared from period to period and as compared to our competitors. We use these non-GAAP financial measures for internal budgeting and other managerial purposes, including comparison against our competitors, when publicly providing our business outlook, and as a measurement for potential acquisitions. These non-GAAP financial measures are not defined in the same manner by all companies and therefore may not be comparable to other similarly titled measures used by other companies.

Our non-GAAP financial measures reflect adjustments based on the following items, as well as the related income tax effects:

•	Certain business combination accounting entries and expenses related to acquisitions: We have adjusted for the impact of the deferred revenue fair value adjustment, amortization of acquisition related intangibles, and acquisition related costs. We incurred transaction and certain other operating expenses in connection with our acquisitions which we generally would not have otherwise incurred in the periods presented as a part of our continuing operations. We believe that excluding these acquisition related items from our non-GAAP financial measures provides useful supplemental information to our investors and is important in illustrating what our core operating results would have been had we not incurred these acquisition related items since the nature, size, and number of acquisitions can vary from period to period.

•	Share-based compensation: Although share-based compensation is a key incentive offered to our employees, we evaluate our operating results excluding such expense. Accordingly, we exclude share-based compensation from our non-GAAP financial measures because we believe it provides valuable supplemental information that helps investors have a more complete understanding of our operating results. In addition, we believe the exclusion of this expense facilitates the ability of our investors to compare our operating results with those of other peer companies, many of which also exclude such expense in determining their non-GAAP measures, given varying valuation methodologies, subjective assumptions, and the variety and amount of award types that may be utilized.

•	Net non-operating foreign currency gain (loss): Beginning in the first quarter of 2015, we adjusted for the impact of the net non-operating foreign currency gain (loss) included in other (expense) income. These items primarily result from the remeasurement of foreign currency cash balances held by CEB US and subsidiaries with the USD as their functional currency, USD cash balances held by subsidiaries with a functional currency other than the USD, certain intercompany notes, and the balance sheets of non-US subsidiaries whose functional currency is the USD. We believe this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

•	Equity method investment loss and restructuring costs: We believe that excluding these items from our non-GAAP financial measures provides useful supplemental information to our investors and is important in illustrating what our core operating results would have been had we not incurred these items. We exclude these items because management does not believe they correlate to the ongoing operating results of the business.

•	Adjusted effective tax rate: Beginning in the third quarter of 2015, we adjusted for the impact of certain discrete items included in the effective tax rate that relate to prior year periods such as government provided tax incentives pertaining to prior years that were claimed in the current year, the change in our election to claim foreign tax credits that were previously taken as deductions, changes in tax planning strategies and changes in valuation allowances in certain jurisdictions. We exclude these items because management believes it will facilitate the comparison of the annual effective rate over time. The Adjusted effective tax rate is calculated by dividing the adjusted provision for income taxes, that excludes discrete items and the tax effects of the other non-GAAP adjustments (using statutory rates), by the adjusted net income before the provision for income taxes.

We are a global company that reports financial information in USD. Foreign currency exchange rate fluctuations affect the amounts reported from translating foreign revenues and expenses into USD. These rate fluctuations can have a significant effect on our reported operating results. As a supplement to our reported operating results, we present constant currency financial information. We use constant currency financial information to provide a framework to assess how our business performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses. To calculate financial information on a constant currency basis, financial information in the current period for amounts recorded in currencies other than the USD is translated into USD at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These non-GAAP measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

With respect to our 2015 annual guidance, reconciliations of net income to Adjusted EBITDA, net income to Adjusted net income, and GAAP diluted earnings per share to Non-GAAP diluted earnings per share as projected for 2015 are not provided because we cannot, without unreasonable effort, determine the components of net income and GAAP diluted earnings per share to provide reconciliations with certainty.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements using words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts,” and variations of such words or similar expressions are intended to identify forward-looking statements. In addition, all statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to our 2015 annual guidance. You are hereby cautioned that these statements are based upon our expectations at the time we make them and may be affected by important factors including, among others, the factors set forth below and in our filings with the US Securities and Exchange Commission (“SEC”), and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, our dependence on renewals of our membership-based services, the sale of additional programs to existing members and our ability to attract new members, our potential failure to adapt to changing member needs and demands, our potential failure to develop and sell, or expand sales markets for our SHL Talent Measurement tools and services, our potential inability to attract and retain a significant number of highly skilled employees or successfully manage succession planning issues, fluctuations in operating results, our potential inability to protect our intellectual property rights, our potential inability to adequately maintain and protect our information technology infrastructure and our member and client data, potential confusion about our rebranding, including our integration of the SHL Talent Measurement brand, our potential exposure to loss of revenue resulting from our unconditional service guarantee, exposure to litigation related to our content, various factors that could affect our estimated income tax rate or our ability to use our existing deferred tax assets, changes in estimates, assumptions or revenue recognition policies used to prepare our consolidated financial statements, including those related to testing for potential goodwill impairment, our potential inability to make, integrate and maintain acquisitions and investments, the amount and timing of the benefits expected from acquisitions and investments, the risk that we will be required to recognize additional impairments to the carrying value of the significant goodwill and amortizable intangible asset amounts included in our balance sheet as a result of our acquisitions, which would require us to record charges that would reduce our reported results, our potential inability to effectively manage the risks associated with the indebtedness we incurred and the senior secured credit facilities we entered into in connection with our acquisition of SHL or any additional indebtedness we may incur in the future, our potential inability to effectively manage the risks associated with our international operations, including the risk of foreign currency exchange fluctuations, our potential inability to effectively anticipate, plan for and respond to changing economic and financial market conditions, especially in light of ongoing uncertainty in the worldwide economy, the US economy, and possible volatility of our stock price. Various important factors that could cause our actual results to differ from our expected or historical results are discussed more fully in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our filings with the SEC, including, but not limited to, our 2014 Annual Report on Form 10-K filed on February 27, 2015. The forward-looking statements in this press release are made as of October 27, 2015, and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

ABOUT CEB

CEB is a best practice insight and technology company. In partnership with leading organizations around the globe, we develop innovative solutions to drive corporate performance. CEB equips leaders at more than 10,000 companies with the intelligence to effectively manage talent, customers, and operations. CEB is a trusted partner to 90% of the Fortune 500, nearly 75% of the Dow Jones Asian Titans, and more than 85% of the FTSE 100. More at cebglobal.com.

CEB Inc.

Financial Highlights and Other Operating Statistics

	Selected Percentage Changes	Three Months Ended September 30,		Selected Percentage Changes	Nine Months Ended September 30,
		2015	2014		2015	2014
Financial Highlights:
(In thousands, except per share data)
Revenue	1.3%	$231,936	$229,008	2.5%	$685,499	$668,872
Adjusted revenue (1)	0.7%	$232,406	$230,711	2.0%	$687,077	$673,809
Net income		$31,969	$21,382		$74,271	$22,617
Adjusted net income (1)	17.1%	$33,525	$28,619	20.0%	$90,389	$75,337
Adjusted EBITDA (1)	3.1%	$62,353	$60,491	11.0%	$175,848	$158,473
Adjusted EBITDA margin (1)		26.8%	26.2%		25.6%	23.5%
Adjusted effective tax rate		32.8%	41.8%		34.7%	38.6%
Diluted earnings per share		$0.95	$0.63		$2.20	$0.66
Non-GAAP diluted earnings per share (1)	19.0%	$1.00	$0.84	20.7%	$2.68	$2.22

Other Operating Statistics:
CEB segment Contract Value (in thousands) (2)				3.3%	$668,135	$646,685
Constant currency CEB segment Contract Value (in thousands) (3)				5.2%	$680,261
CEB segment Member institutions (4)				3.9%	7,115	6,847
CEB segment Contract Value per member institution (4)				(0.8)%	$93,477	$94,267
Constant currency CEB segment Contract Value per member institution (3)				0.9%	$95,105
CEB segment Wallet retention rate (5)					93%	99%
Constant currency CEB segment Wallet retention rate (3)					94%
SHL Talent Measurement segment Wallet retention rate (6)					100%	106%

(1)	See “Non-GAAP Financial Measures” for further explanation.
(2)	We define “CEB segment Contract Value,” at the end of the quarter, as the aggregate annualized revenue attributed to all agreements in effect on such date, without regard to the remaining duration of any such agreement. CEB segment Contract Value does not include the impact of PDRI.
(3)	Calculated on a constant currency basis whereby financial information in the current period for amounts recorded in currencies other than the USD is translated into USD at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
(4)	We define “CEB segment Member institutions,” at the end of the quarter, as member institutions with Contract Value in excess of $10,000. The same definition is applied to “CEB segment Contract Value per member institution.”
(5)	We define “CEB segment Wallet retention rate,” at the end of the quarter, as the total current year segment Contract Value from prior year members as a percentage of the total prior year segment Contract Value. The CEB segment Wallet retention rate does not include the impact of PDRI.
(6)	We define “SHL Talent Measurement segment Wallet retention rate,” at the end of the quarter on a constant currency basis, as the last current 12 months of total segment Adjusted revenue from prior year customers as a percentage of the prior 12 months of total segment Adjusted revenue.

CEB Inc.

Unaudited Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue (1)	$231,936	$229,008	$685,499	$668,872
Costs and expenses:
Cost of services (2)	78,847	79,119	239,938	240,437
Member relations and marketing (2)	66,746	67,586	198,340	201,383
General and administrative (2)	26,826	27,192	83,924	85,617
Acquisition related costs (3)	505	407	505	2,852
Restructuring costs	—	—	1,238	—
Impairment loss	—	—	—	39,700
Depreciation and amortization	15,574	16,655	49,308	51,586

Total costs and expenses	188,498	190,959	573,253	621,575

Operating profit	43,438	38,049	112,246	47,297
Other (expense) income, net
Debt extinguishment costs	—	—	(4,775)	—
Interest income and other (4)	3,163	5,934	3,529	3,846
Gain on cost method investment	—	—	—	6,585
Interest expense	(5,683)	(4,561)	(14,909)	(13,872)

Other (expense) income, net	(2,520)	1,373	(16,155)	(3,441)

Income before provision for income taxes	40,918	39,422	96,091	43,856
Provision for income taxes	8,949	18,040	21,820	21,239

Net income	$31,969	$21,382	$74,271	$22,617

Basic earnings per share	$0.96	$0.63	$2.22	$0.67
Diluted earnings per share	$0.95	$0.63	$2.20	$0.66
Weighted average shares outstanding
Basic	33,389	33,789	33,473	33,761
Diluted	33,606	34,049	33,779	34,133
Percentage of Adjusted Revenue
Cost of services	33.9%	34.3%	34.9%	35.7%
Member relations and marketing	28.7%	29.3%	28.9%	29.9%
General and administrative	11.5%	11.8%	12.2%	12.7%
Depreciation and amortization	6.7%	7.2%	7.2%	7.7%
Operating profit	18.7%	16.5%	16.3%	7.0%
Adjusted EBITDA (5)	26.8%	26.2%	25.6%	23.5%

(1)	Net of a reduction to reflect the impact of the deferred revenue fair value adjustment of $0.5 million and $1.7 million in the three months ended September 30, 2015 and 2014 and $1.6 million and $4.9 million in the nine months ended September 30, 2015 and 2014, respectively.
(2)	The Company adjusted its allocation of certain costs in the three and nine months ended September 30, 2014 to conform to the current period presentation. The reclassification did not have an impact on total costs and expenses or operating profit.
(3)	Acquisition related costs in the three and nine months ended September 30, 2015 primarily relate to transaction and integration costs associated with CEO Forum. Acquisition related costs in the three and nine months ended September 30, 2014 primarily relate to transaction and integration costs associated with the acquisitions of Metrics That Matter and Talent Neuron.
(4)	Interest income and other in the three months ended September 30, 2015 includes $0.1 million of interest income and a $5.1 million net foreign currency gain partially offset by a $1.4 million decrease in the fair value of deferred compensation plan, $0.1 million of equity method investment losses and $0.6 million of other losses. Interest income and other in the three months ended September 30, 2014 includes a $6.0 million net foreign currency gain and $0.3 million of other income partially offset by a $0.4 million decrease in the fair value of deferred compensation plan assets. Interest income and other in the nine months ended September 30, 2015 includes a $6.6 million net foreign currency gain and $0.3 million of interest income partially offset by a $1.2 million decrease in the fair value of deferred compensation plan assets, $1.0 million of equity method investment losses, and $1.3 million of other losses. Interest income and other in the nine months ended September 30, 2014 includes a $2.8 million net foreign currency gain, $0.4 million of other income, a $0.4 million increase in the fair value of deferred compensation plan assets, and $0.2 million of interest income.
(5)	See “Non-GAAP Financial Measures” for further explanation.

CEB Inc.

Segment Operating Results

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Adjusted Revenue (1)
CEB segment	$184,653	$180,128	$539,374	$518,064
SHL Talent Measurement segment	47,753	50,583	147,703	155,745

	$232,406	$230,711	$687,077	$673,809

Adjusted EBITDA (1)(2)
CEB segment	$53,451	$52,517	$147,596	$134,582
SHL Talent Measurement segment	8,902	7,974	28,252	23,891

	$62,353	$60,491	$175,848	$158,473

Adjusted EBITDA Margin (1)(2)
CEB segment	28.9%	29.2%	27.4%	26.0%
SHL Talent Measurement segment	18.6%	15.8%	19.1%	15.3%
Consolidated	26.8%	26.2%	25.6%	23.5%

(1)	See “Non-GAAP Financial Measures” for further explanation.
(2)	The net non-operating foreign currency gain included in Interest income and other was $5.1 million and $6.0 million in the three months ended September 30, 2015 and 2014, respectively and $6.6 million and $3.1 million in the nine months ended September 30, 2015 and 2014, respectively.

CEB Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$121,429	$114,934
Accounts receivable, net (1)	197,451	283,069
Deferred income taxes, net	15,187	19,834
Deferred incentive compensation	24,322	25,779
Prepaid expenses and other current assets (3)	48,063	19,099

Total current assets	406,452	462,715
Deferred income taxes, net	771	909
Property and equipment, net	107,149	112,524
Goodwill	438,307	441,207
Intangible assets, net	236,949	260,383
Other non-current assets (3)	79,374	74,728

Total assets	$1,269,002	$1,352,466

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$73,079	$89,696
Accrued incentive compensation	49,677	65,731
Deferred revenue (2)	395,105	452,679
Deferred income taxes, net	534	190
Debt – current portion (3)	4,944	15,544

Total current liabilities	523,339	623,840
Deferred income taxes	33,205	34,563
Other liabilities	113,681	122,832
Debt – long term (3)	532,382	485,094

Total liabilities	1,202,607	1,266,329
Total stockholders’ equity	66,395	86,137

Total liabilities and stockholders’ equity	$1,269,002	$1,352,466

(1)	Includes accounts receivable, net of $61.8 million and $61.7 million at September 30, 2015 and December 31, 2014, respectively, related to the SHL Talent Measurement segment.
(2)	Includes deferred revenue of $69.7 million and $67.4 million at September 30, 2015 and December 31, 2014, respectively, related to the SHL Talent Measurement segment.
(3)	In the second quarter of 2015, the Company early adopted ASU 2015-03, Simplifying the Presentation of Debt Issuance Costs. The December 31, 2014 balance sheet was retrospectively adjusted resulting in a reclassification of $2.1 million from Prepaid expenses and other current assets and $2.8 million from Other non-current assets to the debt liability.

CEB Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended September 30,
	2015	2014
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$74,271	$22,617
Adjustments to reconcile net income to net cash flows provided by operating activities:
Debt extinguishment costs	4,775	—
Impairment loss	—	39,700
Gain on cost method investment	—	(6,585)
Equity method investment loss	1,005	—
Depreciation and amortization	49,308	51,586
Amortization of credit facility issuance costs	1,657	1,954
Deferred income taxes	2,643	(6,674)
Share-based compensation	13,320	11,601
Excess tax benefits from share-based compensation arrangements	(4,173)	(3,058)
Net foreign currency remeasurement gain	(2,050)	(1,608)
Changes in operating assets and liabilities:
Accounts receivable, net	83,841	78,439
Deferred incentive compensation	1,334	2,004
Prepaid expenses and other current assets	(26,920)	113
Other non-current assets	(3,431)	(1,924)
Accounts payable and accrued liabilities	(14,775)	(21,883)
Accrued incentive compensation	(15,449)	(13,418)
Deferred revenue	(55,009)	(36,881)
Other liabilities	(9,142)	1,913

Net cash flows provided by operating activities	101,205	117,896
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(18,335)	(31,310)
Cost method and other investments	(4,298)	(3,735)
Acquisition of businesses, net of cash acquired	(14,205)	(58,902)

Net cash flows used in investing activities	(36,838)	(93,947)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of senior notes	250,000	—
Borrowings from Senior Secured Credit Facility	45,000	—
Debt payments	(258,500)	(8,064)
Debt issuance costs	(6,385)	—
Proceeds from the issuance of common stock under the employee stock purchase plan	1,150	885
Excess tax benefits from share-based compensation arrangements	4,173	3,058
Purchase of treasury shares	(42,691)	(16,039)
Withholding of shares to satisfy minimum employee tax withholding for equity awards	(8,497)	(6,817)
Payment of dividends	(37,584)	(26,524)

Net cash flows used in financing activities	(53,334)	(53,501)
Effect of exchange rates on cash	(4,538)	(2,957)

Net increase (decrease) in cash and cash equivalents	6,495	(32,509)
Cash and cash equivalents, beginning of year	114,934	119,554

Cash and cash equivalents, end of period	$121,429	$87,045

CEB Inc.

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share data)

A reconciliation of each of the non-GAAP measures to the most directly comparable GAAP measure is provided below.

Adjusted Revenue

	Three Months Ended September 30, 2015			Three Months Ended September 30, 2014
	CEB	SHL	Total	CEB	SHL	Total
Revenue	$184,419	$47,517	$231,936	$179,100	$49,908	$229,008
Impact of the deferred revenue fair value adjustment	234	236	470	1,028	675	1,703

Adjusted revenue	$184,653	$47,753	$232,406	$180,128	$50,583	$230,711

	Nine Months Ended September 30, 2015			Nine Months Ended September 30, 2014
	CEB	SHL	Total	CEB	SHL	Total
Revenue	$539,086	$146,413	$685,499	$515,189	$153,683	$668,872
Impact of the deferred revenue fair value adjustment	288	1,290	1,578	2,875	2,062	4,937

Adjusted revenue	$539,374	$147,703	$687,077	$518,064	$155,745	$673,809

Adjusted EBITDA

	Three Months Ended September 30, 2015			Three Months Ended September 30, 2014
	CEB	SHL	Total	CEB	SHL	Total
Net income			$31,969			$21,382
Provision for income taxes			8,949			18,040
Interest expense, net			5,574			4,477
Other income, net			(3,054)			(5,850)

Operating profit (loss)	$43,181	$257	43,438	$39,750	$(1,701)	38,049
Other income, net	563	2,491	3,054	3,659	2,191	5,850
Net non-operating foreign currency gain	(2,681)	(2,431)	(5,112)	(3,826)	(2,191)	(6,017)
Equity method investment loss	28	79	107	—	—	—
Depreciation and amortization	7,850	7,724	15,574	7,917	8,738	16,655
Impact of the deferred revenue fair value adjustment	234	236	470	1,028	675	1,703
Acquisition related costs	505	—	505	407	—	407
Share-based compensation	3,771	546	4,317	3,582	262	3,844

Adjusted EBITDA	$53,451	$8,902	$62,353	$52,517	$7,974	$60,491

Adjusted EBITDA margin	28.9%	18.6%	26.8%	29.2%	15.8%	26.2%

CEB Inc.

Reconciliation of Non-GAAP Financial Measures (Continued)

(In thousands, except per share data)

Adjusted EBITDA (Continued)

	Nine Months Ended September 30, 2015			Nine Months Ended September 30, 2014
	CEB	SHL	Total	CEB	SHL	Total
Net income			$74,271			$22,617
Provision for income taxes			21,820			21,239
Interest expense, net			14,611			13,632
Debt extinguishment costs			4,775			—
Gain on cost method investment			—			(6,585)
Other income, net			(3,231)			(3,606)

Operating profit (loss)	$111,569	$677	112,246	$52,966	$(5,669)	47,297
Other income, net	686	2,545	3,231	2,570	1,036	3,606
Net non-operating foreign currency gain	(3,816)	(2,767)	(6,583)	(1,746)	(1,360)	(3,106)
Equity method investment loss	677	328	1,005	—	—	—
Depreciation and amortization	25,483	23,825	49,308	25,052	26,534	51,586
Impact of the deferred revenue fair value adjustment	288	1,290	1,578	2,875	2,062	4,937
Acquisition related costs	505	—	505	2,852	—	2,852
Restructuring costs	290	948	1,238	—	—	—
Impairment loss	—	—	—	39,700	—	39,700
Share-based compensation	11,914	1,406	13,320	10,313	1,288	11,601

Adjusted EBITDA	$147,596	$28,252	$175,848	$134,582	$23,891	$158,473

Adjusted EBITDA margin	27.4%	19.1%	25.6%	26.0%	15.3%	23.5%

Adjusted Net Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income	$31,969	$21,382	$74,271	$22,617
Net non-operating foreign currency gain (1)	(4,104)	(5,108)	(5,310)	(2,419)
Debt extinguishment costs (1)	—	—	2,841	—
Equity method investment loss (1)	96	—	732	—
Amortization of acquisition related intangibles (1)	6,110	6,830	18,785	20,759
Impact of the deferred revenue fair value adjustment (1)	288	1,143	1,115	3,270
Acquisition related costs (1)	300	244	300	1,789
Restructuring costs (1)	—	—	860	—
Impairment loss (2)	—	3,814	—	27,953
Gain on cost method investment (1)	—	—	—	(3,944)
Share-based compensation (1)	2,681	2,420	8,279	7,241
Discrete tax items (3)	(3,815)	(2,106)	(11,484)	(1,929)

Adjusted net income	$33,525	$28,619	$90,389	$75,337

CEB Inc.

Reconciliation of Non-GAAP Financial Measures (Continued)

(In thousands, except per share data)

Non-GAAP Diluted Earnings per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Diluted earnings per share	$0.95	$0.63	$2.20	$0.66
Net non-operating foreign currency gain (1)	(0.12)	(0.15)	(0.16)	(0.07)
Debt extinguishment costs (1)	—	—	0.08	—
Equity method investment loss (1)	—	—	0.02	—
Amortization of acquisition related intangibles (1)	0.18	0.20	0.56	0.61
Impact of the deferred revenue fair value adjustment (1)	0.01	0.03	0.03	0.10
Acquisition related costs (1)	0.01	0.01	0.01	0.06
Restructuring costs (1)	—	—	0.03	—
Impairment loss (2)	—	0.11	—	0.82
Gain on cost method investment (1)	—	—	—	(0.12)
Share-based compensation (1)	0.08	0.07	0.25	0.21
Discrete tax items (3)	(0.11)	(0.06)	(0.34)	(0.05)

Non-GAAP diluted earnings per share	$1.00	$0.84	$2.68	$2.22

Adjusted Effective Tax Rate

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Effective tax rate	21.9%	45.8%	22.7%	48.4%
Effect on tax rate of discrete items	7.7%	4.3%	8.3%	1.6%
Effect on tax rate of non-GAAP adjustments using statutory rates	3.2%	(8.3)%	3.7%	(11.4)%

Adjusted effective tax rate	32.8%	41.8%	34.7%	38.6%

(1)	Adjustments are net of the annual estimated income tax effect using statutory rates based on the relative amounts allocated to each jurisdiction in the applicable period. The following income tax rates were used: 19% in 2015 and 15% in 2014 for the net non-operating foreign currency gain; 41% in 2015 for the debt extinguishment costs; 27% in 2015 for the equity method investment loss; 29% in 2015 and 30% in 2014 for the amortization of acquisition related intangibles; 29% in 2015 and 33% in 2014 for the impact of the deferred revenue fair value adjustment; 41% in 2015 and 37% in 2014 for acquisition related costs; 31% in 2015 for restructuring costs; 40% in 2014 for the gain on cost method investment; and 38% in 2015 and 2014 for share-based compensation.
(2)	The $39.7 million impairment loss associated with PDRI’s non-deductible intangible assets and goodwill recognized in the three months ended June 30, 2014 was not treated as a discrete event in the provision for income taxes; rather, it was considered to be a component of the estimated annual effective tax rate. Approximately $3.8 million and $4.2 million of the income tax effect associated with the non-deductible goodwill impairment loss was reflected in the income tax provision in the three and nine months ended September 30, 2014 and the remaining tax effect was added back in the fourth quarter of 2014 to bring the full year adjustment to $31.4 million.
(3)	In the three and nine months ended September 30, 2015, discrete tax benefits related to prior years were $3.8 million and $11.5 million and primarily included: $1.7 million and $6.2 million of government provided tax incentives claimed in the current year affecting prior year tax returns; $0.3 million and $2.2 million related to a change in our election to claim foreign tax credits that were previously taken as deductions; and $1.9 million and $3.1 million of changes in tax planning strategies, respectively. In the three and nine months ended September 30, 2014, discrete tax benefits of $2.1 million and $1.9 million, respectively, related primarily to a release of a valuation allowance against net operating losses and a reduction of a reserve for uncertain tax positions due to a lapse of the statute of limitations.

CEB Inc.

Reconciliation of Non-GAAP Financial Measures (Continued)

(In thousands, except per share data)

Constant Currency

	Three Months Ended September 30, 2015
	CEB	SHL	Total
Adjusted revenue	$184,653	$47,753	$232,406
Currency exchange rate fluctuations	4,012	5,060	9,072

Constant currency Adjusted revenue	$188,665	$52,813	$241,478

Adjusted EBITDA	$53,451	$8,902	$62,353
Currency exchange rate fluctuations	796	1,534	2,330

Constant currency Adjusted EBITDA	$54,247	$10,436	$64,683

	Nine Months Ended September 30, 2015
	CEB	SHL	Total
Adjusted revenue	$539,374	$147,703	$687,077
Currency exchange rate fluctuations	9,965	15,024	24,989

Constant currency Adjusted revenue	$549,339	$162,727	$712,066

Adjusted EBITDA	$147,596	$28,252	$175,848
Currency exchange rate fluctuations	1,277	4,684	5,961

Constant currency Adjusted EBITDA	$148,873	$32,936	$181,809